                                                                 RULE 424(B)(1)
PROSPECTUS


                               PARKERVISION, INC.


                        2,310,714 SHARES OF COMMON STOCK


         This prospectus covers up to 2,310,714 shares of common stock of ParkerVision, Inc. that may be offered for resale for the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 10.

         The selling stockholders may sell the shares, from time to time, at prices based on the market at the time of sale. Our common stock is traded on the Nasdaq National Market System under the symbol PRKR. On February 9, 2004 the last reported sale price of our common stock was $7.00.

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 12, 2004

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

BUSINESS SUMMARY......................................................2
RISK FACTORS..........................................................4
USE OF PROCEEDS.......................................................8
SELLING STOCKHOLDERS..................................................8
PLAN OF DISTRIBUTION.................................................11
LEGAL MATTERS........................................................13
EXPERTS .............................................................13
WHERE YOU CAN FIND ADDITIONAL INFORMATION............................13

                  ---------------------------------------------

                                BUSINESS SUMMARY

GENERAL

         ParkerVision, Inc., referred to in this prospectus as ParkerVision, we or us, is a company engaged in two lines of business. One is the wireless division engaged in the development and marketing of Direct2DataTM or D2DTM technology, a wireless direct conversion radio frequency technology, and associated products. The other is the video products division engaged in the design, development and marketing of automated production systems and automated video camera control systems.

         We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.

OPERATING HISTORY

         Since founding, ParkerVision has operated at a loss in each fiscal year. We began offering video products in 1990, and that division currently operates at a small loss. We started the wireless division in 1995 and began offering wireless products in the third quarter 2003, but to date, that division has operated at a substantial loss each year. Revenues for our wireless division products, to date, have been inconsequential, especially when compared with our expenses of operations and the research and development costs incurred in each of our past operating periods. Through September 30, 2003, we have an accumulated deficit of $89,888,723. To date, our operations have been funded by the sale of equity securities from time to time and revenues from our video division products.

         Our financial statements as of December 31, 2002, included an explanatory paragraph in the audit opinion regarding the company's requirement to obtain additional funding in order to continue its business plan beyond 2003. During fiscal year 2003, we reduced some of our expenses and in March and November 2003 raised an aggregate of approximately $25,000,000 in additional capital from the sale of common stock. We believe that the current cash and investments of the company are sufficient to fund operations for at least the next 12 months. Therefore, the financial issues impacting the implementation of our business plan at December 31, 2002 and during the earlier part of fiscal 2003 are not currently issues. Nonetheless, we expect to continue to have significant research and development costs and marketing expenses in the near term, and we do not expect that revenues will cover all our operating expenses in fiscal year 2004. Therefore, in the future we may have to raise additional capital.

WIRELESS DIVISION

         We have developed radio frequency transceivers based on what we believe to be an entirely new electronic circuit configuration and design. We market these under the names Direct2Data or D2D. We believe our D2D technology enables the creation of practical, high performance transceivers that reduce or eliminate transmission and receiving problems when compared to fundamental circuit configurations based on solutions developed over fifty years ago.

         Transceiver products using the current widely accepted radio technology have inherent transmission and receiving limitations. These limitations compromise the overall performance of the transceivers, use more power to drive them, are more expensive to manufacture and must be larger in size (which also means heavier) to function at levels similar to products using the D2D technology. Wireless products employing D2D technology, when compared to other products, have the ability to function at farther distances, with increased connection reliability, may be manufactured less expensively, and use less power to drive them.

         In September and December 2003, we introduced our first D2D-based products, which are a wireless local area networking card marketed under the trade name Horizons,(TM) a wireless four-port router and a wireless universal serial bus adaptor. We promote and sell our wireless consumer products on our website and through an Internet based retailer. We are exploring additional channels of commercial product distribution, but have not entered into any arrangements to date. We also are marketing our designs and semiconductor products to product manufacturers for integration into their products.

VIDEO DIVISION

         The video division encompasses our automated live television production systems, marketed under the tradename PVTV(TM), and automated video camera control systems, marketed under the tradename CameraMan(R). ParkerVision provides training, support and other services related to these products.

         PVTV systems are marketed to broadcasters in the US and Canada and are designed specifically to meet the needs of studio production markets. The PVTV product line combines a professional television broadcast video production system that integrates video, audio, teleprompter, machine control, character generators and still stores and control functions. PVTV systems, at the election of the customer, also may incorporate ParkerVision camera systems. With the PVTV system, broadcasters are able to economize resources by maximizing their production capabilities with many fewer employee operators.

         The CameraMan systems permit non-professional video users to create professional-quality video communications. We principally market the CameraMan systems to educational and videoconferencing segments of the commercial market and to the broadcast and professional video user.

PATENTS

         We have approximately 46 issued patents and 132 patent applications filed in the United States and in foreign jurisdictions. We believe the number and scope of these patents are an important asset of ParkerVision and gives it a significant competitive advantage.

                                  RISK FACTORS

         The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in ParkerVision, you should carefully consider the risks described below.

PARKERVISION HAS A HISTORY OF LOSSES AND CAPITAL FUNDING WHICH MAY ULTIMATELY COMPROMISE OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE IN OPERATIONS.

         ParkerVision has had losses in each year since its inception in 1989. For the fiscal years 2001 and 2002 and for the nine months ended September 30, 2003, our losses were approximately $16,600,000, $17,300,000 and $16,200,000, respectively. We had an accumulated deficit of $89,888,723 at September 30, 2003. In our financial statements at December 31, 2002 and during 2003, we indicated that the long-term financial condition of the company was dependent on either generating revenues to off-set our operating expenses or raising additional capital. Our recent operating losses have resulted from declining revenues of our video products and insufficient sales of our wireless products and technology. We also have continued our expenditures on research and development of both video and wireless products and pursing patent protection for our intellectual property. If we are not able to generate sufficient revenues, and we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment.

PARKERVISION MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH IF IT CANNOT RAISE WILL RESULT IN OUR NOT BEING ABLE TO IMPLEMENT OUR BUSINESS PLAN.

         Because ParkerVision has had net losses and, to date, has not generated positive cash flow from operations, it has funded its operating losses from the sale of equity securities from time to time. The most recent sales were of common stock sold in two private placements in March 2003 and November 2003 in which it raised an aggregate of approximately $25,000,000. ParkerVision anticipates that its business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. ParkerVision's current capital resources are expected to sustain operations for at least the next 12 months. Therefore, unless we increase revenues to a level that they cover operating expenses or reduce costs, we may require additional capital in the future to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders' ownership. ParkerVision does not have any plans or arrangements for additional financing at this time.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES WHICH IF WE ARE UNABLE TO MATCH OR SURPASS, WILL RESULT IN A LOSS OF COMPETITIVE ADVANTAGE AND MARKET OPPORTUNITY.

         Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to developing and improving its technology and introducing new product offerings and creating new products. For example, in fiscal year 2002 and for the nine months ended September 30, 2003, we spent approximately $13,900,000 and $11,600,000, respectively, on research and development, and in the coming year we expect to spend a similar amount. These efforts and expenditures are necessary to establish and increase market share and grow revenues. If another company offers better products or ParkerVision development lags, a competitive position or market window opportunity may be lost, and therefore the revenues or the potential of revenues of ParkerVision may be adversely affected.

IF OUR PRODUCTS ARE NOT COMMERCIALLY ACCEPTED, OUR DEVELOPMENTAL INVESTMENT WILL BE LOST AND OUR FUTURE BUSINESS CONTINUATION WILL BE IMPAIRED.

         There can be no assurance that ParkerVision's research and development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and ParkerVision's competitive and financial position will be adversely affected. In addition, perception of ParkerVision's business prospects will be impaired with an adverse impact on its ability to do business and to attract capital and employees.

FAILING TO ACHIEVE MARKET ACCEPTANCE OF OUR D2D TECHNOLOGY WILL RESULT IN AN ADVERSE IMPACT ON OUR BUSINESS PROSPECTS AND COMPROMISE THE MARKET VALUE OF THE TECHNOLOGY.

         The ParkerVision wireless technology represents what we believe to be a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to demonstrate the benefits of its technology over more traditional solutions through the development of marketable products and aggressive marketing. In many respects, because the D2D technology is a radically different approach in its industry, it is very difficult for ParkerVision to predict the final economic benefits to users of the technology and the financial rewards that ParkerVision might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business prospects and financial condition will be adversely affected.

IF OUR PATENTS AND INTELLECTUAL PROPERTY DO NOT PROVIDE US WITH THE ANTICIPATED MARKET PROTECTIONS AND COMPETITIVE POSITION, OUR BUSINESS AND PROSPECTS WILL BE IMPAIRED.

         ParkerVision has been awarded 46 patents and has approximately 132 patent applications pending relating to its microelectronic technologies. ParkerVision relies on these to provide competitive advantage and protect it from theft of its intellectual property. ParkerVision believes that many of these patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

IF WE DO NOT COMPLY WITH THE APPROVAL REQUIREMENTS OF THE FEDERAL COMMUNICATIONS COMMISSION IN RESPECT OF OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH A RESULTING LOSS OF BUSINESS AND PROSPECTS.

         ParkerVision must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of its products in the United States. ParkerVision also may have to obtain approvals from equivalent foreign government agencies where its products are sold internationally. Currently, ParkerVision has obtained all required approvals. Generally the approval process is routine and takes from one to two months without substantial expense. In the event, however, that approval is not obtained, or there is a change in current regulation that impacts issued approvals or the approval process, there may be an impact on the ability of ParkerVision to market its products and on the business prospects of ParkerVision.

IF THE PVTV AND CAMERA SYSTEM PRODUCTS CANNOT COMPETE WITH OTHER PRODUCTS IN THE MARKET PLACE, THERE WILL BE REDUCED SALES AND REVENUES AND A LOSS OF PRIOR RESEARCH AND MARKETING INVESTMENT BY THE COMPANY.

         The broadcast studio production industry is highly competitive. There are many other companies that offer products that singly or in combination can compete directly or indirectly with those of ParkerVision. The principal competitors include Chryon Corporation, Harris Corporation, Pinnacle Systems, Leitch Technology Corporation, Seachange Corporation, Sony Corporation, and Thompson/Grass Valley, among others. Each of these companies are well established, have substantially greater financial and other resources and have established reputations or success in the development, sale and service of products. They also have significant advertising budgets that permit them to implement extensive advertising and promotional campaigns in response to competitors. If these or other companies improve or change their products or launch significant marketing efforts in the market segments in which ParkerVision operates, ParkerVision may lose market share and revenue opportunities.

IF PARKERVISION CANNOT DEMONSTRATE THAT ITS D2D PRODUCTS CAN COMPETE IN THE MARKETPLACE AND ARE BETTER THAN CURRENT ELECTRONICS SOLUTIONS, THEN WE WILL NOT BE ABLE TO GENERATE THE SALES WE NEED TO CONTINUE OUR BUSINESS AND OUR PROSPECTS WILL BE IMPAIRED.

         In respect of the current product offerings, ParkerVision now faces competition from other chip suppliers such as Philips, Texas Instruments, Analog Devices and Broadcom, and also in finished products suppliers such as Netgear, Cisco, Proxim and D.Link. In respect of future product offerings, it is likely that ParkerVision will face competition from entities such as Qualcom, Nokia, Panasonic, Sony and Samsung. This technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

PARKERVISION OBTAINS CRITICAL COMPONENTS FOR ITS PRODUCTS FROM VARIOUS SUPPLIERS, SOME OF WHICH ARE SINGLE SOURCES, WHICH PUTS PARKERVISION AT RISK IF THEY DO NOT FULFILL THE PARKERVISION REQUIREMENTS OR THEY INCREASE PRICES THAT CANNOT BE PASSED ON.

         Both the video and wireless divisions of ParkerVision obtain critical components from various suppliers, including Leitch Incorporated, Snell & Wilcox, Zydas, Texas Instruments, Panasonic and Television Equipment Association. Some of these are single sources. Because ParkerVision depends on outside sources for supplies of various parts of its products, ParkerVision is at risk that it may not obtain these components on a timely basis or may not obtain them at all due to lack of capacity, parts shortages in the overall marketplace and other disruptions at these sources, among other things. To date, ParkerVision has not experienced any significant problems with sources of components that have affected its ability to fulfill its obligations in a timely fashion. In addition, ParkerVision has neither ended or had terminated any supply arrangements of critical components where an alternative has not been readily available. Notwithstanding its past history of supplies and maintaining inventory of some components, if ParkerVision is unable to obtain its components from the current sources, its business would be disrupted, and it would have to expend some of its resources to modify its products or find new suppliers and work with them to develop appropriate components. Although ParkerVision has been able to pass on price increases encountered to date, ParkerVision is at risk for increases in prices imposed by sources over which ParkerVision has no control. Any inability of ParkerVision to obtain components or absorb price increases may have an adverse effect on its own ability to fulfill orders and on its financial condition.

IF OUR PVTV PRODUCTS ARE NOT PERCEIVED TO PROVIDE A BETTER BROADCAST OPERATING ENVIRONMENT AND EFFECT SAVINGS TO JUSTIFY THE INVESTMENT OR EXHIBIT OPERATIONAL PROBLEMS, PARKERVISION'S REVENUES WILL BE SIGNIFICANTLY AFFECTED.

         The PVTV products of ParkerVision were introduced in 1998 and generated revenues of approximately $10,700,000 for the twelve months ended December 31, 2002 and $4,600,000 for the nine months ended September 30, 2003. ParkerVision also receives substantial revenues through support contracts on its PVTV products. If the company is unable to sell the PVTV products to broadcasters that seek a new way of operating or once in place the products do not meet the requirements of customers, ParkerVision will lose product acceptance and market share. The loss of its current customers and markets would diminish future marketing opportunities and presence in the broadcast market segment in which it seeks to be a presence and adversely affect current and future revenues.

PARKERVISION BELIEVES THAT IT WILL RELY, IN LARGE PART, ON KEY BUSINESS RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF ITS D2D TECHNOLOGY, WHICH IF NOT DEVELOPED OR MAINTAINED, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

         To achieve a wide market awareness and acceptance of its D2D technology, as part of its business strategy, ParkerVision will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. From time to time, the company has had discussions for OEM and other types of supply arrangements of its wireless technology and products, but to date, no supply and similar agreements have been concluded. This commercialization avenue is in addition to the direct marketing that we are engaged in through its Direct2Data.com website. ParkerVision's successful commercialization of the D2D technology will depend in part on its ability to meet its obligations under contracts in respect of its D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of the ParkerVision D2D technology which will have an adverse impact on the business development of ParkerVision and its ability to generate revenues and recover development expenses.

PARKERVISION HAS LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN AND THE OUT-SOURCING OF THE MANUFACTURE OF ELECTRONIC CHIPS THAT MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

         ParkerVision has established a foundry relationship with Texas Instruments to manufacture the electronic chips that employ its proprietary designs to supply its production needs and those of other potential end users. To date, ParkerVision has entered into one foundry agreement with Texas Instruments, and purchases its needs on a purchase order basis. ParkerVision has limited experience in the commercial design and the manufacture of these kinds of electronic chips. If there are design flaws or manufacturing errors resulting from our inexperience, there may be resulting delays or loss of customer acceptance of the electronic chips. Either of these may be a breach of our agreements to supply chips or may cause a loss of customer willingness to use ParkerVision products. These may result in loss of commercialization opportunities as well as revenues and cause additional, unanticipated expenses with adverse financial effect.

PARKERVISION MAY ENCOUNTER MANUFACTURING DIFFICULTIES OR DELAYS IN CONNECTION WITH SOME OF ITS PRODUCTS WHICH MAY HAVE AN ADVERSE EFFECT ON ITS SALES AND REVENUES.

         ParkerVision manufactures some of its products and in the future expects to add additional products to its manufacturing capabilities. From time to time it has experienced delays in starting production and maintaining production amounts at the quality levels necessary for its products. Similar issues may also arise with independent manufacturers that ParkerVision may employ from time to time. In the event any of these issues becomes a long term or permanent problem, sales would be adversely affected and revenues and market acceptance adversely impacted.

PARKERVISION IS HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS ITS CHIEF EXECUTIVE OFFICER WHOSE SERVICES, IF LOST, WOULD HAVE AN ADVERSE IMPACT ON THE LEADERSHIP OF PARKERVISION AND INDUSTRY AND INVESTOR PERCEPTION ABOUT PARKERVISION'S FUTURE.

         Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which ParkerVision operates and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of the ParkerVision business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. Mr. Parker has an employment contract that expires in September 2005. ParkerVision maintains key-employee life insurance for its benefit on Mr. Parker.

IF PARKERVISION IS UNABLE TO ATTRACT THE HIGHLY SKILLED EMPLOYEES IT NEEDS FOR RESEARCH AND DEVELOPMENT AND SALES AND SERVICING, IT WILL NOT BE ABLE TO EXECUTE ITS RESEARCH AND DEVELOPMENT PLANS OR PROVIDE THE HIGHLY TECHNICAL SERVICES THAT ITS PRODUCTS REQUIRE.

         The business of ParkerVision is very specialized in the areas of automated broadcast and production systems and video camera control systems and wireless direct conversion technology. Because these areas of business are extremely specialized, ParkerVision is dependent on having skilled and specialized employees to conduct its research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on its business development because persons will not obtain the information or services expected in the markets and may prevent ParkerVision successfully implementing its current business plans.

THE OUTSTANDING OPTIONS AND WARRANTS MAY AFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.

         At December 31, 2003, ParkerVision had 17,959,504 shares of common stock outstanding and had issued options and warrants to purchase 7,565,727 shares of common stock. There are 5,620,819 options and warrants currently exercisable, and on each of December 31, 2004 and 2005, there will be 5,944,697 and 6,309,448, respectively, of the currently outstanding options and warrants exercisable. All of the underlying common stock of these securities is or will be registered for sale by ParkerVision to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on ParkerVision's ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders' ownership of ParkerVision.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

         Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

                                 USE OF PROCEEDS

         All the shares being offered by this prospectus are for the account of the selling stockholders. ParkerVision will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at January 15, 2004. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

                                                                                                   AFTER OFFERING
                                                                                              ----------------------
                                         NUMBER OF
                                           SHARES                                              NUMBER OF
                                        BENEFICIALLY                         NUMBER OF           SHARES
                                      OWNED PRIOR TO      PERCENTAGE           SHARES         BENEFICIALLY      % OF
NAME                                      OFFERING         OF CLASS          TO BE SOLD           OWNED        CLASS
----                                      --------         --------          ----------           -----        -----
Wellington Trust Company, National
   Association Multiple Common
   Trust Funds Trust, Emerging
   Companies Portfolio (1)                140,000            *               140,000               -0-           *

Wellington Trust Company, National
   Association Multiple Collective
   Investment Funds Trust, Emerging
   Companies Portfolio (1)                120,000            *               120,000               -0-           *

Wellington Management Portfolios
   (Dublin) - Global Smaller
   Companies Equity Portfolio (1)          4,500             *                4,500                -0-           *

BayStar Capital II, LP (2)                454,714           2.5%             454,714               -0-           *

SEI Institutional Investments
   Trust, Small Cap Fund (1) (3)          106,600            *                91,000               -0-           *

SEI Institutional Managed Trust,
   Small Cap Growth Fund (1)(3)           128,500            *               112,500               -0-           *

Seligman Global Fund Series, Inc.,
   Seligman Global Smaller
   Companies Fund (1)(4)                   63,000            *                63,000               -0-           *

Seligman Portfolios, Inc., Seligman
   Global Smaller Companies
   Portfolio (1)(4)                        2,000             *                2,000                -0-           *

Government of Singapore Investment
   Company Pte, Ltd (1)                   370,000           2.1%             370,000               -0-           *

JB Were Global Small Companies
   Pooled Fund (1)(5)                      90,300            *                75,000               -0-           *

Talvest Global Small Cap Fund (1)(6)       25,800            *                22,000               -0-           *

TELUS Corporation Foreign Equity
   Active Plan (1)                         9,500             *                9,500                -0-           *

New Zealand Funds Management
   Limited (1)                             17,000            *                17,000               -0-           *

                                                                                                   AFTER OFFERING
                                                                                              ----------------------
                                         NUMBER OF
                                           SHARES                                              NUMBER OF
                                        BENEFICIALLY                         NUMBER OF           SHARES
                                      OWNED PRIOR TO      PERCENTAGE           SHARES         BENEFICIALLY      % OF
NAME                                      OFFERING         OF CLASS          TO BE SOLD           OWNED        CLASS
----                                      --------         --------          ----------           -----        -----
British Columbia Investment
   Management Corporation (1)              43,000            *                43,000               -0-           *

Telstra Super Pty Ltd. (1)                 22,000            *                22,000               -0-           *

Oregon Investment Council (1)             242,000           1.3%             242,000               -0-           *

The Dow Chemical Employees'
   Retirement Plan (1)                     85,000            *                85,000               -0-           *

The Retirement Program Plan for
   Employees of Union Carbide
   Corporation (1)                         72,000            *                72,000               -0-           *

Howard Hughes Medical Institute (1)        87,000            *                87,000               -0-           *

The Robert Wood Johnson Foundation
   (1)                                     95,000            *                95,000               -0-           *

New York State Nurses Association
   Pension Plan (1)                        52,000            *                52,000               -0-           *

Ohio Carpenters' Pension Fund (1)          30,000            *                30,000               -0-           *

Laborers' District Council and
   Contractors' of Ohio Pension
   Fund (1)                                24,000            *                24,000               -0-           *

Australian Retirement Fund (1)             29,600            *                25,000               -0-           *

Emergency Services Superannuation
   Board (1)                               21,100            *                18,000               -0-           *

Retail Employees Superannuation
   Trust (1)                               27,000            *                27,000               -0-           *

BC Telecom Pension Plan for
   Management and Exempt Employees
   (1)                                     4,500             *                4,500                -0-           *
David Cumming                              3,000             *                3,000              53,400          *

--------------------------
*        Less than 1.0%.

(1) Wellington Management Company, LLP is an investment adviser registered with the Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of the shares of common stock of ParkerVision that are owned of record by investment advisory clients of Wellington Management. Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or dispositive power with respect to such shares. Wellington Management has shared voting authority over 824,500 shares and no voting authority over 1,028,500 shares listed as owned prior to the offering.

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

(2) Steven Derby, the managing member of BayStar Capital Management, LLC, the general partner of BayStar Capital II, LP, has the ability to vote and dispose of the shares of common stock of the selling stockholder.
(3) SEI Investments Distribution Company, the advisor to the selling stockholder, is a registered broker dealer and is a wholly owned subsidiary of SEI Investments Company, and therefore the selling stockholder may be considered an affiliate of a member of the NASD.
(4) The selling stockholder is an affiliate of Seligman Services, a registered broker-dealer.
(5) Goldman Sachs & Co., an affiliate of a registered broker-dealer, and JB Were are engaged in a global alliance that offers, among other services, cash management and share trading services to retail investors. Therefore the selling stockholder may be deemed to be an affiliate of a member of the NASD.
(6) Talvest Global Small Cap Fund is affiliated with CIBC World Markets Corp. and CIBC World Markets Inc., of which CIBC Wood Gundy, a registered broker-dealer, is a division.

         On November 14, 2003, ParkerVision consummated the sale of an aggregate of 2,310,714 shares of common stock in a private placement to a limited number of institutional and other investors in a private placement pursuant to offering exemptions under the Securities Act of 1933. The gross proceeds of the offering were $20,218,747.50. ParkerVision engaged Wells Fargo Securities LLC as placement agent pursuant to an agreement dated October 23, 2003, under which it paid an aggregate of $1,243,124 in fees and expenses in connection with the offering. Based on representations to the company in the purchase agreements and investor questionnaires, none of the selling stockholders had agreements or understandings, directly or indirectly, with any person to distribute the shares, and purchased them in the ordinary course for investment purposes.

         ParkerVision agreed to register the shares of common stock for resale by the investors in the private placement. The registration provisions provide that if the registration statement is not declared effective by February 14, 2004, or the registration statement is suspended after it is declared effective, any selling stockholder who owns shares of common stock purchased in the private placement will be entitled to liquidated damages of 1% of the purchase price, per month, on a pro rata daily basis, until the registration statement is declared effective or available for use after a suspension. The maximum penalty is limited to 10% of the purchase price. ParkerVision and the selling shareholders, severally, have agreed to indemnify each other in certain circumstances in connection with the registration statement.

                              PLAN OF DISTRIBUTION

         The sale or distribution of the common stock may be made directly to purchasers by the selling stockholders or by any donee, or permitted transferee as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

         o        block trades;
         o        on any exchange, Nasdaq or in the over-the-counter market;
         o in transactions otherwise than on an exchange, Nasdaq or in the over-the-counter market;
         o through the writing of put or call options relating to the common stock;
         o        the short sales of the common stock;
         o        through the lending of such common stock;
         o        by way of gift, settlement or contribution to capital;
         o through the distribution of the common stock by any selling stockholder to its partners, members or shareholders; or
         o        through a combination of any of the above.

         Any of these transactions may be effected:

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

         o        at market prices prevailing at the time of sale;
         o        at prices related to such prevailing market prices;
         o        at varying prices determined at the time of sale; or
         o        at negotiated or fixed prices.

         If any of the selling stockholder effects transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or purchasers. These discounts may be in excess of those customary for the types of transactions involved.

         The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of Section 2 of the Securities Act. Any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders have agreed with the company to comply with applicable securities laws. Each of the selling shareholders and any securities broker-dealer or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The offer and sale by the selling stockholders may be a "distribution" under Regulation M, in which case the selling stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class of securities that are the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". In addition Rule 101 under Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" by a selling stockholder in connection with a distribution for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         Under the securities laws of some states, the common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         The selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the sale requirements of that rule, including a holding period of not less than one year from the date of purchase.

         We will pay all the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling stockholders.

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                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report (which contains an emphasis-of-a-matter explanatory paragraph relating to the Company's significant losses and negative cash flows and management's plans to continue the business as described in Notes 2 and 19 to the financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

         o        Annual Report on Form 10-K for the fiscal year ended  December
                  31, 2002;
         o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;
         o        Current Report on Form 8-K dated September 4, 2003;
         o Proxy Statement dated May 1, 2003, as amended, to be used in connection with the annual meeting of shareholders on June 26, 2003; and
         o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

         Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.


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